Exhibit 99.1

Syntec Optics Announces Target Date to File SEC Reports and Regain Nasdaq Compliance

News Provided By

Syntec Optics Holdings, Inc.

October 2, 2025, 23:00 GMT

ROCHESTER, NY, UNITED STATES, October 2, 2025 / — Syntec Optics Holdings, Inc. (“Syntec Optics” or the “Company”), a leading provider of optics technology to scientific and technical equipment OEMs, has an update on the filings. As previously disclosed, Form 10-K for the fiscal year ended December 31, 2024, and the Quarterly 10-Q for the quarters ended March 31, 2025, and June 30, 2025, have been delayed in their release, and a NASDAQ exception will be allowed for a maximum of 180 days, or until October 13, 2025. The Company’s auditors have substantially completed their procedures for these periods. The subject matter review by the auditors has been completed, and the engagement quality review is nearing completion. We anticipate a simultaneous release of all three reports.

About Syntec Optics

Syntec Optics Holdings, Inc. (Nasdaq: OPTX), headquartered in Rochester, NY, is one of the largest custom and diverse end-market optics and photonics manufacturers in the United States. Operating for over two decades, Syntec Optics runs a state-of-the-art facility with extensive core capabilities of various optics manufacturing processes, both horizontally and vertically integrated, to provide a competitive advantage for mission-critical OEMs. As more products become light-enabled, Syntec Optics continues to add more product lines, including recent Low Earth Orbit (LEO) satellite optics for communication, lightweight night vision goggle optics for defense, biomedical optics for defense, and data center optics for Artificial Intelligence. To learn more, visit www.syntecoptics.com.

For further information, please contact:

Investor Relations

Syntec Optics Holdings, Inc.

InvestorRelations@syntecoptics.com